Exhibit 4.1

Execution Copy

SECURITIES PURCHASE AGREEMENT

Dated as of February 22, 2005

by and between

MITEK SYSTEMS, INC.,

as the Company,

and

JOHN H. HARLAND COMPANY,

as the Purchaser

TABLE OF CONTENTS

Page

Article I. DEFINITIONS		1
1.1	Definitions	1
1.2	Other Definitions	4

Article II. SALE AND PURCHASE		5
2.1	Purchase and Sale of Common Stock and Warrants	5
2.2	First Closing	5
2.3	Second Closing	5
2.4	Conditions to Second Closing	6
2.5	Use of Proceeds	7

Article III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		7
3.1	Corporate Existence and Power	7
3.2	Authorization; No Contravention	8
3.3	Governmental Authorization; Third Party Consents	8
3.4	Binding Effect	8
3.5	Capitalization	8
3.6	Reports; Financial Statements	10
3.7	Litigation	10
3.8	Liabilities	11
3.9	No Default or Breach; Contractual Obligations	11
3.10	Employee Benefit Plans	11
3.11	Title to Properties; Liens	12
3.12	Licenses, Permits, Etc.	12
3.13	Intellectual Property Rights	12

3.14	Compliance with Applicable Law	14
3.15	Absence of Certain Changes	14
3.16	Broker’s, Finder’s or Similar Fees	14
3.17	Regulatory Compliance	14
3.18	Insurance	15
3.19	Trading	15
3.20	Full Disclosure	15

Article IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		15
4.1	Organization and Qualification	15
4.2	Authority	15
4.3	Acquisition of Common Shares and Warrants for Investment	16
4.4	No Brokers	16

Article V. COVENANTS		16
5.1	Notification of Certain Matters	16
5.2	Form D	17
5.3	Board of Directors	17

Article VI. INDEMNIFICATION		17
6.1	Indemnification	17
6.2	Notification	17
6.3	Investigations	18

Article VII. MISCELLANEOUS		18
7.1	Survival of Representations and Warranties	18
7.2	Amendments and Waivers	18
7.3	Notices	19

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7.4	Successors and Assigns	19
7.5	No Third Party Beneficiaries	20
7.6	Counterparts	20
7.7	Descriptive Headings, Etc.	20
7.8	Severability	20
7.9	Governing Law	20
7.10	Remedies; Specific Performance	20
7.11	Entire Agreement	21
7.12	Consent to Jurisdiction; Waiver of Jury	21
7.13	Further Assurances	21
7.14	Construction	21

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SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT, dated February 22, 2005, by and between MITEK SYSTEMS, INC., a Delaware corporation (the “Company”), and JOHN H. HARLAND COMPANY, a Georgia corporation (the “Purchaser”).

BACKGROUND

A.  The Purchaser has formulated a process and method to facilitate the material reduction of counterfeit and identity/maker fraud as it relates to checks and financial institution documents (the “Process”). Signature verification is contemplated as a component of the Process. The Company has expertise in, among other things, signature verification.

B.  Pursuant to that certain Development Agreement, dated as of the date hereof, by and between Harland Financial Solutions, an Oregon corporation and a Subsidiary of the Purchaser, and the Company, and the ancillary documents contemplated thereby (collectively, the “Technology Agreements”), the Company will participate with the Purchaser in the development and reduction to practice of the Process and its commercialization.

C.  In connection with the transactions contemplated by the Technology Agreements, pursuant to the terms of this Agreement, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, (i) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (ii) warrants (the “Warrants”) to purchase, subject to terms and conditions set forth in the form of Warrant attached hereto as Exhibit A, shares of Common Stock.

NOW, THEREFORE, in consideration of the agreements and obligations contained in this Agreement, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1  Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” shall mean any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Amended Certificate” means an amendment to the Certificate of Incorporation, reflecting that the authorized Common Stock of the Company consists of at least 30,000,000 shares.

“Board of Directors” means the Board of Directors of the Company.

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“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law or executive order to close.

“Bylaws” means the bylaws of the Company in effect on the date hereof, as the same may be amended from time to time.

“Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company in effect on the date hereof, as the same may be amended and/ or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Commission” means the United States Securities and Exchange Commission.

“Company Material Adverse Effect” means a material and adverse effect on the business, operations, assets, liabilities, financial condition, or the results of operations of the Company and its Subsidiaries, taken as a whole, or the legality or enforceability of the transactions contemplated by this Agreement, or the ability of the Company to timely perform its obligations under this Agreement.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Disclosure Letter” means the disclosure letter delivered by the Company to the Purchaser on the date hereof. The Disclosure Letter will be arranged in sections and paragraphs corresponding to the numbered sections and lettered paragraphs contained in Article III (and elsewhere, as appropriate). The Disclosure Letter shall be considered a part of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Governmental Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination, award, citation or notice of violation entered by or with any Governmental Authority.

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“Intellectual Property” means all intellectual property rights owned or used by the Company and its Subsidiaries arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Company and its Subsidiaries, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), and (v) all Software of the Company and its Subsidiaries.

“Intellectual Property Licenses” means (i) any grant to a third Person of any right to use any of the Intellectual Property, and (ii) any grant to the Company or any Subsidiary of a right to use a third Person’s intellectual property rights.

“Knowledge,” with respect to the Company, means (i) all facts known by any officer or director of the Company or any Subsidiary, after due inquiry and reasonable diligence with respect to the matters at hand, and (ii) all facts that any of the foregoing Persons should have known with respect to the matters at hand if such Person had made due inquiry and exercised reasonable diligence.

“Lender” means Laurus Master Fund, Ltd., a Cayman Islands company.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences).

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

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“Subsidiaries” means, as of the relevant date of determination, with respect to any Person, a Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Taxes” means any federal, state, provincial, county, local, foreign and other taxes (including income, profits, windfall profits, alternative, minimum, accumulated earnings, personal holding company, capital stock, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustments related to any of the foregoing.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

1.2  Other Definitions. The meanings of the following terms can be found in the Sections of this Agreement indicated below:

Term	Section

Claim	Section 3.7
Common Shares	Section 2.1
Common Stock	Background
Company	Preamble
Company SEC Reports	Section 3.6
Contracts	Section 3.9
Indemnified Party	Section 6.1
Indemnifying Party	Section 6.1
Intellectual Property Right	Section 3.14
Investment Company Act	Section 3.17
Liabilities	Section 3.8
Loss	Section 6.1
Orders	Section 3.2
OTCBB	Section 3.19
Plan	Section 3.10
Process	Background
Purchaser	Preamble
Sarbanes-Oxley Act	Section 3.6

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Technology Agreements	Background
Termination Date	Section 7.1
Warrants	Section 2.1

ARTICLE II.

SALE AND PURCHASE

2.1  Purchase and Sale of Common Stock and Warrants. Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, on the date hereof and, subject to certain terms and conditions, at the Second Closing (as hereinafter defined) TWO MILLION ONE HUNDRED FORTY-TWO THOUSAND EIGHT HUNDRED FIFTY SEVEN (2,142,857) shares of Common Stock (the “Common Shares”) and THREE HUNDRED TWENTY ONE THOUSAND FOUR HUNDRED TWENTY EIGHT (321,428) Warrants to purchase shares of Common Stock (the “Warrant Shares”), for an aggregate price in immediately available United States funds of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000). The Purchaser agrees, so long as required by law, that the certificates representing the Common Shares and the Warrant Shares shall bear a legend in substantially the following form:

“The shares represented by this certificate are “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered, sold or otherwise transferred, pledged or hypothecated except in a transaction registered under the Securities Act or in a transaction exempt from such registration.”

2.2  First Closing. On the date hereof, the Company shall deliver to the Purchaser a certificate representing ONE MILLION SEVENTY-ONE THOUSAND FOUR HUNDRED TWENTY-EIGHT (1,071,428) Common Shares, and Warrants, substantially in the form of Exhibit A, exercisable for ONE HUNDRED SIXTY THOUSAND SEVEN HUNDRED FOURTEEN (160,714) Warrant Shares against payment by Purchaser of the aggregate purchase price of SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000.00) by wire transfer of immediately available funds to a bank account to be designated by the Company prior to the date hereof.

2.3  Second Closing.

(a)  If the Company shall adopt and file with the Secretary of State of the State of Delaware on or before August 31, 2005 the Amended Certificate, then the Company shall give written notice (the “Second Closing Notice”) of the Second Closing (as defined below) to the Purchaser not less than ten (10) days prior to the Second Closing, but in no event shall the Second Closing Notice be delivered later than August 31, 2005. At the Second Closing, subject to the terms and conditions of this Agreement, the Company shall deliver to the Purchaser a certificate representing ONE MILLION SEVENTY-ONE THOUSAND FOUR HUNDRED TWENTY-EIGHT (1,071,428) Common Shares, and Warrants, substantially in the form of Exhibit A, exercisable for ONE HUNDRED SIXTY THOUSAND SEVEN HUNDRED FOURTEEN (160,714) Warrant Shares against payment by Purchaser of the aggregate purchase price of SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000.00) by wire transfer of immediately available funds to a bank account to be designated by the Company prior to the Second Closing Date. The Common Shares and the Warrants referenced in this Section 2.3(a) are sometimes referred to herein as the “Second Closing Securities.”

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(b)  The purchase and sale of the Second Closing Securities (the “Second Closing”) shall take place remotely via the exchange of documents and signatures at 10:00 a.m. pacific coast time on the date set forth by the Company in the Second Closing Notice, or at such other date and time as the Company and the Purchaser shall mutually agree, orally or in writing (such date, the “Second Closing Date”).

2.4  Conditions to Second Closing. The obligations of the Purchaser to purchase the Second Closing Securities at the Second Closing shall be subject to the satisfaction or waiver of each of the following conditions on or before the Second Closing Date:

(a)    No Material Adverse Effect. Neither a Company Material Adverse Effect, nor a development reasonably likely to result in a Company Material Adverse Effect, shall have occurred from the date of this Agreement through the Second Closing Date.

(b)    Representations Accurate. All representations and warranties made by the Company contained herein shall continue to be true and correct. The representations and warranties will continue to be qualified by disclosure in the Company’s SEC Reports (as defined below) made prior to the Second Closing and by the Company’s Disclosure Letter, which the Company may supplement or amend on or prior to the Second Closing with respect to any matter that if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Company’s Disclosure Letter. No supplement or amendment to any information set forth in the Disclosure Letter involving a matter or event that constitutes, or involves a development reasonably likely to constitute, a Material Adverse Effect shall have any effect for the purpose of determining satisfaction of the conditions set forth in this Section 2.4, unless and until such supplement or amendment has been accepted in writing by the Purchaser in its absolute and sole discretion, in which case such supplement or amendment shall only effect the satisfaction of the conditions set forth in this Section 2.4. With respect to any matter or event that does not constitute, or involvement a development reasonably likely to constitute, a Material Adverse Effect, then such supplement or amendment shall be effective for the purpose of determining satisfaction of the conditions set forth in this Section 2.4. For the avoidance of doubt, if Purchaser elects not to consummate the Second Closing as a result of any supplement to, or amendment of, the Disclosure Letter, Purchaser shall remain entitled to claim indemnification pursuant to Article VI with respect to any representation or warranty that was not true and correct as of the date hereof or that becomes not true and correct after the date hereof attributable to the fault or breach of the Company.

(c)    Performance. The Company shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by it on or before the Second Closing.

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(d)    Amended Certificate. The Purchaser shall have received a copy of the Amended Certificate, as filed with the Secretary of State of the State of Delaware, which Amended Certificate shall be in full force and effect at the Second Closing.

(e)    Compliance Certificate. The Purchaser shall have received, on the Second Closing Date, a certificate signed by a senior officer of the Company stating that the conditions specified in Sections 2.4(a), (b), (c), and (d) have been satisfied on or prior to the Second Closing Date.

(g)    Secretary’s Certificate. The Purchaser shall have received, on the Second Closing Date, a certificate signed by the Secretary of the Company certifying the resolutions of the Board of Directors, and the shareholders, of the Company approving the Amended Certificate.

(h)    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby at the Second Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.

(i)    Purchase Permitted by Applicable Law. The purchase of and payment for the Second Closing Securities to be acquired by the Purchaser hereunder and the consummation of the transactions contemplated hereby (a) shall not be prohibited by any applicable law or governmental regulation and (b) shall not subject Purchaser to any penalty, or, in its reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental regulation.

2.5    Use of Proceeds. The Company shall use the proceeds from the sale of the Common Shares and the Warrants for working capital purposes.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in the Company SEC Reports (as defined below) or the Disclosure Letter, the Company represents and warrants to the Purchaser as follows:

3.1  Corporate Existence and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries (a) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is proposed to be, engaged, and (b) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Warrant to be issued in connection with this Agreement.

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3.2  Authorization; No Contravention. The execution, and delivery by the Company of this Agreement and the Warrants, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby, including the issuance of the Common Shares and the Warrants on the date hereof and at the Second Closing, and, upon exercise of the Warrants, the issuance of the Warrant Shares, to the Purchaser, (a) have been, with respect to the issuance of the Common Shares and the Warrants on the date hereof, and will be prior to the Second Closing, with respect to the Second Closing Securities, duly authorized by all necessary corporate action of the Company, (b) do not contravene the terms of the Certificate of Incorporation or the Bylaws, (c) do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any material contractual obligation of the Company or its Subsidiaries or any requirements of law applicable to the Company or its Subsidiaries, and (d) do not violate any Governmental Order against, or binding upon, the Company.

3.3  Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a requirement of law, is necessary or required to be obtained or made by the Company in connection with the execution, delivery or performance (including the sale, issuance and delivery of the Common Shares and Warrants) by, or enforceability against, the Company of this Agreement, the Warrants, or the transactions contemplated hereby or thereby.

3.4  Binding Effect. This Agreement has been duly executed and delivered by the Company, and the Common Shares and the Warrants will be duly executed or delivered, as applicable, by the Company. Assuming due authorization, execution and delivery by the Purchaser, this Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity). The Common Shares and the Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

3.5   Capitalization.

(a)  The authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock of which 11,389,481 shares are issued and outstanding; and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding.

(b)

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(i)    Assuming the accuracy of Purchaser’s representations under this Agreement, the Common Shares, when issued and sold to the Purchaser after payment therefor as provided for herein, will (A) be validly issued, fully paid and non-assessable, (B) be issued in compliance with an exemption from registration under all applicable federal and state securities laws, (C) not be subject to any preemptive rights or similar rights that have not been satisfied, and (D) be free and clear of all other Liens.

(ii)    The Warrant Shares issuable upon exercise of the Warrants to be purchased by the Purchaser on the date hereof have been duly and validly reserved for issuance, and upon issuance in accordance with the terms of the Warrants, will (i) be validly issued, fully paid and non-assessable, (ii) be issued in compliance with an exemption from registration under all applicable federal and state securities laws, (iii) not be subject to any preemptive rights or similar rights that have not been satisfied, and (iv) be free and clear of all other Liens.

(iii)    The Warrant Shares issuable upon exercise of the Warrants to be purchased by the Purchaser on the Second Closing Date will be, on or prior to such date, duly and validly reserved for issuance, and upon issuance in accordance with the terms of the Warrants, will (i) be validly issued, fully paid and non-assessable, (ii) be issued in compliance with an exemption from registration under all applicable federal and state securities laws, (iii) not be subject to any preemptive rights or similar rights that have not been satisfied, and (iv) be free and clear of all other Liens.

(c)  All outstanding shares of the Company’s capital stock have been duly authorized, validly issued, fully paid and non-assessable, were issued in compliance with the registration requirements of, or pursuant to valid exemptions from registration under, all applicable federal and state securities laws and none of the shares of capital stock of the Company have been issued in violation of any preemptive rights.

(d)

(i)  The Company has reserved 3,180,107 shares of Common Stock for issuance upon exercise of stock options granted to directors, officers and other employees of, and consultants to, the Company. Of such reserved shares of Common Stock, no shares have been issued pursuant to restricted stock purchase agreements, options to purchase 2,028,719 shares have been granted and are currently outstanding, and 1,151,588 shares remain available for issuance to directors, officers and other employees of, and consultants to, the Company.

(ii)  The Company has reserved 1,060,000 shares of Common Stock for issuance upon exercise of warrants, including warrants held by the Lender.

(iii)  The Company has reserved 3,896,104 shares of Common Stock for issuance upon conversion of the Secured Convertible Term Note held by the Lender.

(e)  Except as described in Section 3.5(c) above, there are no options, warrants, subscriptions, calls, convertible securities or other rights or arrangements obligating the Company to issue or sell any shares of capital stock of, or any other equity interest in, the Company. There are no outstanding contractual obligations to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

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3.6  Reports; Financial Statements.

(a)  As of the respective dates of their filing with the Commission, all reports, registration statements and other filings, together with any amendments thereto, filed by the Company with the Commission since December 26, 2002 (the “Company SEC Reports”), complied, in all material respects, with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the Commission promulgated thereunder. The Company SEC Reports did not at the time they were filed with the Commission contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(b)  The consolidated financial statements (including, in each case, any related schedules or notes thereto) contained in or incorporated by reference in the Company SEC Reports (i) have been prepared in accordance with the published rules and regulations of the Commission and generally accepted accounting principles consistently applied during the periods involved (except as may be indicated in the notes thereto) and (ii) fairly present in all respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations, statements of stockholders’ equity and cash flows for the periods indicated, except that any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and may omit footnote disclosure as permitted by regulations of the Commission.

(c)  The Company and its Subsidiaries employ disclosure controls and procedures that are designed with the objective of causing information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act to be recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and to be accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate to allow timely decisions regarding disclosure.

(d)  The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) as required by and in compliance with the Exchange Act; the principal executive officers (or their equivalents) and principal financial officers (or their equivalents) of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations of the Commission, and the statements contained in any such certification are complete and correct; and the Company is otherwise in compliance with all material applicable, effective provisions of the Sarbanes-Oxley Act.

3.7  Litigation. There are no actions, suits, proceedings, claims, arbitrations or investigations (collectively, “Claims”) pending or, to the Knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company or its Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect. No Governmental Order has been issued by any court or other Governmental Authority against the Company purporting to enjoin or restrain the execution, delivery or performance by it of this Agreement.

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3.8  Liabilities. The Company and its Subsidiaries have no direct or indirect liabilities or obligations of any nature, including any liability for Taxes, whether absolute, accrued, contingent or otherwise (“Liabilities”), which are not fully reflected or reserved against in the consolidated balance sheet, dated December 31, 2004, contained in the most recent Company SEC Report, except for Liabilities incurred in the ordinary course of business consistent with past practice since the date of such consolidated financial statements, or as set forth in the Disclosure Letter.

3.9  No Default or Breach; Contractual Obligations. All of the Company’s material contracts, agreements, understandings and arrangements, whether written or oral (collectively, the “Contracts”) are adequately described, to the extent required, in the Company SEC Reports. Except as described in the Company SEC Reports, all such Contracts are valid, subsisting, in full force and effect and binding upon the Company and the other parties thereto. To the Knowledge of the Company, no other party to any such Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by such other party thereunder, except as would not be reasonably expected to have a Company Material Adverse Effect.

3.10  Employee Benefit Plans.

(a)  The Company SEC Reports describe all material employee benefit plans (including any “multiple employer plan” within the meaning of the Code or ERISA), arrangements, policies, programs, agreements or commitments maintained by the Company (collectively, the “Plans”). Except as would not reasonably be expected to have a Company Material Adverse Effect, each Plan (and related trust, insurance contract or fund) has been established and administered in accordance with its terms, and complies in form and in operation with the applicable requirements of ERISA and the Code and other applicable law and regulation.

(b)  Except as would not reasonably be expected to have a Company Material Adverse Effect, no claim with respect to the administration or the investment of the assets of any Plan (other than routine claims for benefits) is pending and all contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Plan.

(c)  Except as would not reasonably be expected to have a Company Material Adverse Effect, each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

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(d)  Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no unfunded obligations under any Plan which are not fully reflected on the Financial Statements.

3.11  Title to Properties; Liens. The Company and its Subsidiaries have good and marketable title to all real properties (if any) and all other properties and assets owned by them, in each case free from Liens that would affect the value thereof or interfere with the use made or to be made thereof by them, and the Company and its Subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would materially and adversely interfere with the use made or to be made thereof by them.

3.12  Licenses, Permits, Etc. The Company and its Subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit.

3.13  Intellectual Property Rights.

(a)  The Company is the sole and exclusive owner of all right, title and interest in and to all of the Patents, Marks, Copyrights and Trade Secrets, and each of the other Copyrights in any works of authorship prepared by or for the Company or its Subsidiaries that have resulted from or arise out of any work performed by or on behalf of the Company or its Subsidiaries or by any employee, officer, consultant or contractor of any of them. The Company is the sole and exclusive owner of all right, title and interest in and to all formulations, know-how, trademarks and trade dress used and proposed to be used by the Company or its Subsidiaries in the manufacture, marketing, sale and distribution of the products the Company and its Subsidiaries manufacture, market, sell and distribute. The Company or its Subsidiaries are the sole and exclusive owners of, or have valid and continuing rights to use, sell and license, as the case may be, all Intellectual Property used, sold or licensed by the Company or its Subsidiaries, free and clear of all Liens or obligations to others. To the Knowledge of the Company, all of the Company’s or its Subsidiaries’ rights in and to the Intellectual Property are valid and enforceable.

(b)  To the Company’s Knowledge, the Intellectual Property owned, used, practiced or otherwise commercially exploited by the Company or its Subsidiaries, and the Company’s or its Subsidiaries’ present and currently proposed business practices and methods do not constitute an unauthorized use or misappropriation of any patent, trademark, copyright, trade secret or other similar right, of any Person and do not infringe, constitute an unauthorized use of, or violate any other right of any Person including obligations under any non-disclosure agreements or other obligations to which the Company or its Subsidiaries or any of their present or former employees is a party.

(c)  Except with respect to licenses of commercial off-the-shelf Software, neither the Company nor any of its Subsidiaries is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property, or other third party, with respect to the use thereof, and neither the Company nor any of its Subsidiaries are party to any royalty-free or fully paid-up license for any Intellectual Property owned or licensed by a third party.

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(d)  Each of the Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally. Neither the Company nor any Subsidiary is in default under any Intellectual Property License, nor, to the Knowledge of the Company, is any other party to any Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto.

(e)  No Trade Secret or any other non-public, proprietary information of the Company has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed by the Company or its Subsidiaries to any third party other than pursuant to a non-disclosure agreement restricting the disclosure and use of the Intellectual Property. The Company or its Subsidiaries have taken adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of the Company and its Subsidiaries and any other confidential information, including, but not limited to invention disclosures, not covered by any patents owned or patent applications filed by the Company or its Subsidiaries.

(f)  As of the date hereof:

(i)  neither the Company nor its Subsidiaries are the subject of any pending or threatened legal proceedings which involve a claim of infringement, unauthorized use, or violation by any Person against the Company or its Subsidiaries or challenging the ownership, use, validity or enforceability of, any Intellectual Property, and neither the Company nor its Subsidiaries have received notice of any such threatened claim;

(ii)  to the Knowledge of the Company, there are no facts or circumstances that would form the basis for any claim of infringement, unauthorized use, or violation by any Person against the Company or its Subsidiaries, or challenging the ownership, use, validity or enforceability of any material Intellectual Property used or required by the Company or its Subsidiaries; and

(iii)  to the Knowledge of the Company, no Person is infringing, violating, misusing or misappropriating any Intellectual Property used or required by the Company or its Subsidiaries, and no such claims have been made against any Person by the Company or its Subsidiaries.

(g)  The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s or its Subsidiaries’ right to own or use any of the Intellectual Property.

(h)  No present or former employee, consultant or independent contractor has any right, title or interest, directly or indirectly, in whole or in part, in any Intellectual Property owned or used by the Company or its Subsidiaries. No employee, consultant or independent contractor of the Company or its Subsidiaries is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by the Company or its Subsidiaries, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

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3.14  Compliance with Applicable Law. The business of the Company and its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign governments’ laws and regulations (including all applicable environmental laws and regulations), except where any failures to be so in compliance would not reasonably be expected to result in a Company Material Adverse Effect.

3.15  Absence of Certain Changes. Since September 30, 2003, the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course and, since such date, there has not been any condition, event or occurrence which had or would reasonably be expected to have a Company Material Adverse Effect.

3.16  Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Company in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any action taken by any such Person.

3.17  Regulatory Compliance.

(a)  Neither the Company nor any Subsidiary is or, after giving effect to the issuance of the Common Shares and the Warrants and the application of the net proceeds therefrom, will be an “investment company” as defined, and subject to regulation, under the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Investment Company Act”).

(b)  Assuming the representations and warranties of the Purchaser set forth in Article IV hereof are true and correct in all respects, the subscription and sale of the Common Shares and Warrants pursuant to this Agreement is exempt from the registration requirements of the Securities Act.

(c)  None of the Company or any of its Affiliates has, directly or indirectly engaged in any form of general solicitation or general advertising in connection with the offering of the Common Shares and Warrants (as those terms are used in Regulation D) under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2); and the Company has not entered into any arrangement with respect to the distribution of the Common Shares and Warrants, except for this Agreement, and the Company hereby agrees not to enter into any such arrangement.

(d)  None of the Company or any of its Affiliates has, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) which is or will be integrated with the sale of any of the Common Shares and Warrants in a manner that would require the registration under the Securities Act of the Common Shares or Warrants.

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3.18  Insurance. The Company has general commercial, product liability, fire and casualty insurance policies with coverage which the Company believes are customary for companies similarly situated to the Company in the same or similar business.

3.19  Trading. The Company’s Common Stock is traded on the OTC Bulletin Board (“OTCBB”) and satisfies all requirements for the continuation of such trading. The Company has not received any notice that its Common Stock will be ineligible to be traded on the OTCBB or that its Common Stock does not meet all requirements for such continued trading

3.20  Full Disclosure. The Company has provided the Purchaser with all information requested by the Purchaser in connection with its decision to purchase the Common Shares and Warrants, including all information the Company believes is reasonably necessary to make such investment decision. Neither this Agreement, nor any exhibits or schedules hereto, nor any other document delivered by the Company to the Purchaser or its attorneys or agents in connection herewith or with the transactions contemplated hereby, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. Any financial projections and other estimates provided to the Purchaser by the Company were based on the Company’s experience in the industry and on assumptions of fact and opinion as to future events which the Company, at the date of the issuance of such projections or estimates, believed to be reasonable.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company that:

4.1  Organization and Qualification. The Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia and has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

4.2  Authority. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby to be consummated by the Purchaser. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery hereof by the Company), constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding at law or in equity).

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4.3  Acquisition of Common Shares and Warrants for Investment.

(a)  The Purchaser represents and warrants to the Company that: (i) the Purchaser is acquiring the Common Shares and Warrants in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Common Shares or Warrants or any arrangement or understanding with any other persons regarding the distribution of such Common Shares or Warrants; (ii) the Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Common Shares or Warrants except in compliance with the Securities Act and any applicable state securities laws; (iii) the Purchaser, or its representatives, if any, have been furnished with, or have had access to, all materials relating to the business, finances and operations of the Company (including all reports filed with the Commission) and materials relating to the offer and sale of the Common Shares and Warrants which have been requested by the Purchaser; and the Purchaser or its representatives, if any, have been afforded the opportunity to ask questions of the Company; and neither such inquiries nor any other due diligence investigations conducted by the Purchaser, or its representatives, if any, shall modify, amend or affect the Purchaser’s right to rely on the Company’s representations and warranties contained herein; and (iv) the Purchaser understands that its investment in the Common Shares and Warrants involves a significant degree of risk including a risk of total loss of Purchaser’s investment.

(b)  The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Common Shares or Warrants or the fairness or suitability of the investment in the Common Shares and Warrants nor have such authorities passed upon or endorsed the merits of the offering of the Common Shares and Warrants.

(c)  The Purchaser is an “accredited investor” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act). The Purchaser is not an affiliate of the Company.

4.4  No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the purchase of Common Shares and Warrants by the Purchaser provided for in this Agreement based upon arrangements made by or on behalf of the Purchaser.

ARTICLE V.

COVENANTS

The Company hereby, covenants and agrees with the Purchaser as follows:

5.1  Notification of Certain Matters. The Company shall promptly provide the Purchaser with copies of all filings made by the Company with the Commission, any other governmental authority or stock exchange in connection with this Agreement and the transactions contemplated hereby.

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5.2  Form D. The Company agrees to file a Form D with respect to the Common Shares and Warrants as required under Regulation D and to provide a copy thereof to the Purchaser promptly after such filing.

5.3  Board of Directors. So long as Purchaser owns at least twenty percent (20%) of the shares of Common Stock it purchases hereunder together with the shares of Common Stock issuable upon exercise of the Warrants, Purchaser may designate an observer, without voting rights, who will be entitled to attend all meetings of the Board of Directors, all committees thereof, and stockholders. Any observer designated by Purchaser shall be entitled to notice of all meetings of the Board of Directors and committees thereof and to information provided to any directors and stockholders. Any such observer shall execute and deliver to the Company a mutually-agreeable non-disclosure agreement and shall agree to be bound by any insider trading policy applicable to members of the Board of Directors. Prior to the date hereof, the Company has provided to Purchaser a copy of any such insider trading policy and, after the date hereof, the Company shall provide to Purchaser any changes to, or revisions of, such policy.

ARTICLE VI.

INDEMNIFICATION

6.1  Indemnification. Except as otherwise provided in this Article VI, each party hereto (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other party hereto and its affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) or other liabilities (collectively, “Losses”) resulting from or arising out of any breach of any representation or warranty, covenant or agreement by the Company in this Agreement, including as a result of any Claim by the Indemnified Party or a third party with respect to any such breach.

6.2  Notification. Each Indemnified Party under this Article VI shall, promptly after the receipt of notice of the commencement of any Claim by a third party against such Indemnified Party in respect of which indemnity may be sought from the Indemnifying Party under this Article VI, notify the Indemnifying Party in writing of the commencement thereof. The omission of any Indemnified Party to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party (a) other than pursuant to this Article VI or (b) under this Article VI unless, and only to the extent that, such omission results in the Indemnifying Party’s forfeiture of substantive rights or defenses. In case any such Claim shall be brought against any Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment (King & Spalding LLP or Duane Morris LLP being deemed satisfactory to the parties hereto); provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any Claim in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such Claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties. The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Claim. The Indemnifying Party shall not be liable for any settlement of any Claim effected against an Indemnified Party without its written consent. The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Article VI shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief.

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6.3    Investigations. The respective representations and warranties of the parties contained herein or in the Warrant and the rights to indemnification set forth herein shall not be deemed waived or otherwise affected by any investigation made, or any knowledge acquired, by a party hereto.

ARTICLE VII.

MISCELLANEOUS

7.1  Survival of Representations and Warranties. All of the representations, warranties and indemnities made herein shall survive the execution and delivery of this Agreement. No Claim may be made following the date that is ninety (90) days after the receipt by Purchaser of audited financial statements of the Company for the fiscal year ending September 30, 2006 (or, if such fiscal year changes and no such audited consolidated financial statements are available, then the successor fiscal year) (such ninetieth day, the “Termination Date”). If the Company is required to file such financial statements with the Commission, the Purchaser shall be deemed to receive such financial statements on the date such financial statements are filed with the Commission. Neither party shall have any liability under Article VI to the other party hereto with respect to any representation, warranty or indemnity, unless such party provides notice of the Claim to the other party on or before the Termination Date, specifying the factual basis of the Claim in reasonable detail, to the extent known.

7.2  Amendments and Waivers. The provisions of this Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of the Company and the Purchaser.

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7.3  Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, telecopier, any courier guaranteeing overnight delivery or first class registered or certified mail, return receipt requested, postage prepaid, addressed to the applicable party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties in accordance with the provisions of this Section:

If to the Company, to:
Mitek Systems, Inc.
14145 Danielson Street, Suite B
Poway, California 92064
Telecopy: 858-513-4622
Attention: James B. DeBello

With a copy to:
Duane Morris LLP
101 West Broadway, Suite 900
San Diego, California 92101
Telecopy: 619-744-2201
Attention: James A. Mercer III, Esq.

If to the Purchaser, to:
John H. Harland Company
2939 Miller Road
Decatur, Georgia 30035
Telecopy: 770-593-5619
Attention: John C. Walters

With a copy to:
King & Spalding LLP
191 Peachtree Street
Atlanta, Georgia 30303
Telecopy: 404-572-5100
Attention: Alan J. Prince, Esq.
    William G. Roche, Esq.

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when receipt is acknowledged, if telecopied; on the next business day, if timely delivered to a courier guaranteeing overnight delivery; and five days after being deposited in the mail, if sent first class or certified mail, return receipt requested, postage prepaid.

7.4  Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns of each party; provided, however, that neither the Company, on the one hand, nor the Purchaser, on the other hand, shall assign or delegate any of the rights or obligations created under this Agreement without the prior written consent of the other party.

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7.5  No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns, and, except for the provisions of Article VI relating to Indemnified Parties, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever or by reason of this Agreement.

7.6  Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which counterparts, taken together, shall constitute one and the same instrument.

7.7  Descriptive Headings, Etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires: (a) words of any gender shall be deemed to include each other gender; (b) words using the singular or plural number shall also include the plural or singular number, respectively; (c) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs of this Agreement unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (e) “or” is not exclusive; and (f) provisions apply to successive events and transactions.

7.8  Severability. If any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

7.9  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia (without giving effect to conflict of law principles).

7.10  Remedies; Specific Performance. The parties hereto acknowledge that money damages would not be an adequate remedy at law if any party fails to perform in any material respect any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek to compel specific performance of the obligations of any other party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law. Except as otherwise provided by law, a delay or omission by a party hereto in exercising any right or remedy accruing upon any such breach shall not impair the right or remedy or constitute a waiver of or acquiescence in any such breach. No remedy shall be exclusive of any other remedy. All available remedies shall be cumulative.

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7.11  Entire Agreement. This Agreement together with the Technology Agreements and any exhibits and schedules attached hereto and thereto, constitute the entire understanding of the parties with respect to the subject matter hereof and thereof, and any other prior or contemporaneous agreements, whether written or oral, with respect hereto or thereto are expressly superseded hereby.

7.12  Consent to Jurisdiction; Waiver of Jury. Each party to this Agreement hereby irrevocably and unconditionally agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in the United States District Court for the Northern District of Georgia or any Georgia state court located in DeKalb County, Georgia, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives any claim (by way of motion, as a defense or otherwise) of improper venue, that it is not subject personally to the jurisdiction of such court, that such courts are an inconvenient forum or that this Agreement or the subject matter may not be enforced in or by such court. Each of the parties hereby irrevocably waives trial by jury in any action, suit or proceeding, whether at law or equity, brought by any of them in connection with this Agreement or the transactions contemplated hereby.

7.13  Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

7.14  Construction. The parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its, his or her legal counsel and that this Agreement shall be construed as if jointly drafted by the Company and the Purchaser.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first above written.

MITEK SYSTEMS, INC.

By:	/s/ JAMES B. DEBELLO
James B. DeBello
CEO & President

JOHN H. HARLAND COMPANY

By:	/s/ JOHN C. WALTERS
John C. Walters
S.V.P. & General Counsel

EXHIBIT A

FORM OF WARRANT

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO MITEK SYSTEMS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Right to Purchase up to __________ Shares of Common Stock of
Mitek Systems, Inc.
(subject to adjustment as provided herein)

COMMON STOCK PURCHASE WARRANT

No. _________________	Issue Date: _________, 2005

MITEK SYSTEMS, INC., a corporation organized under the laws of the State of Delaware, hereby certifies that, for value received, JOHN H. HARLAND COMPANY, a corporation organized under the laws of the State of Georgia, or assigns (the "Holder"), is entitled, subject to the terms set forth below, to purchase from the Company (as defined herein) from and after the Issue Date of this Warrant and at any time or from time to time before 5:00 p.m., San Diego time, through the close of business _____________, 2012 (the "Expiration Date"), up to _________ fully paid and nonassessable shares of Common Stock (as hereinafter defined), at the price per share of $0.70 (the “Exercise Price”). The number and character of such shares of Common Stock and the applicable Exercise Price per share are subject to adjustment as provided herein.

As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a)  The term "Company" shall include Mitek Systems, Inc. and any corporation which shall succeed, or assume the obligations of, Mitek Systems, Inc. hereunder.

(b)  The term "Common Stock" includes (i) the Company's common stock, par value $0.001 per share; and (ii) any other securities into which or for which any of the securities described in (i) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

(c)  The term "Other Securities" refers to any stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) which the holder of the Warrant at any time shall be entitled to receive, or shall have received, on the exercise of the Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 4 or otherwise.

1.   Exercise of Warrant.

1.1  Number of Shares Issuable upon Exercise. From and after the date hereof through and including the Expiration Date, the Holder shall be entitled to receive, upon exercise of this Warrant in whole or in part, by delivery of an original or fax copy of an exercise notice in the form attached hereto as Exhibit A (the "Exercise Notice"), shares of Common Stock of the Company, subject to adjustment pursuant to Section 3 and 4.

1.2  Fair Market Value. For purposes hereof, the "Fair Market Value" of a share of Common Stock as of a particular date (the "Determination Date") shall mean:

(a)  If the Company's Common Stock is traded on the American Stock Exchange or another national exchange or is quoted on the National or SmallCap Market of The Nasdaq Stock Market, Inc.("Nasdaq"), then the closing or last sale price, respectively, reported for the last business day immediately preceding the Determination Date.

(b)  If the Company's Common Stock is not traded on the American Stock Exchange or another national exchange or on the Nasdaq but is traded on the NASD OTC Bulletin Board, then the mean of the average of the closing bid and asked prices reported for the last business day immediately preceding the Determination Date.

(c)  Except as provided in clause (d) below, if the Company's Common Stock is not publicly traded, then as the Holder and the Company agree or in the absence of agreement by arbitration in accordance with the rules then in effect of the American Arbitration Association, before a single arbitrator to be chosen from a panel of persons qualified by education and training to pass on the matter to be decided.

(d)  If the Determination Date is the date of a liquidation, dissolution or winding up, or any event deemed to be a liquidation, dissolution or winding up pursuant to the Company's charter, then all amounts to be payable per share to holders of the Common Stock pursuant to the charter in the event of such liquidation, dissolution or winding up, plus all other amounts to be payable per share in respect of the Common Stock in liquidation under the charter, assuming for the purposes of this clause (d) that all of the shares of Common Stock then issuable upon exercise of the Warrant are outstanding at the Determination Date.

1.3  Company Acknowledgment. The Company will, at the time of the exercise of the Warrant, upon the request of the holder hereof acknowledge in writing its continuing obligation to afford to such holder any rights to which such holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant. If the holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such holder any such rights.

2.   Procedure for Exercise.

2.1  Delivery of Stock Certificates, Etc., on Exercise. The Company agrees that the shares of Common Stock purchased upon exercise of this Warrant shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares in accordance herewith. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within three (3) business days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and nonassessable shares of Common Stock (or Other Securities) to which such Holder shall be entitled on such exercise, plus, in lieu of any fractional share to which such holder would otherwise be entitled, cash equal to such fraction multiplied by the then Fair Market Value of one full share, together with any other stock or other securities and property (including cash, where applicable) to which such Holder is entitled upon such exercise pursuant to Section 1 or otherwise.

2.2  Exercise. Payment may be made either (i) in cash or by certified or official bank check payable to the order of the Company equal to the applicable aggregate Exercise Price, (ii) by delivery of the Warrant, or shares of Common Stock and/or Common Stock receivable upon exercise of the Warrant in accordance with Section (b) below, or (iii) by a combination of any of the foregoing methods, for the number of Common Shares specified in such Exercise Notice (as such exercise number shall be adjusted to reflect any adjustment in the total number of shares of Common Stock issuable to the Holder per the terms of this Warrant) and the Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock (or Other Securities) determined as provided herein. Notwithstanding any provisions herein to the contrary, if the Fair Market Value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Exercise Notice in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X=Y	(A-B)
A

Where X =	the number of shares of Common Stock to be issued to the Holder
Y =	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation)
A =	the Fair Market Value of one share of the Company's Common Stock (at the date of such calculation)
B =	Exercise Price (as adjusted to the date of such calculation)

3.   Effect of Reorganization, Etc.; Adjustment of Exercise Price.

3.1  Reorganization, Consolidation, Merger, Etc. In case at any time or from time to time, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other person, or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Warrant, on the exercise hereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Common Stock (or Other Securities) issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 4.

3.2  Dissolution. In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, concurrently with any distributions made to holders of its Common Stock, shall at its expense deliver or cause to be delivered to the Holder the stock and other securities and property (including cash, where applicable) receivable by the Holder of the Warrant pursuant to Section 3.1.

3.3  Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 3, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any such stock or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided in Section 4. In the event this Warrant does not continue in full force and effect after the consummation of the transactions described in this Section 3, then the Company's securities and property (including cash, where applicable) receivable by the Holders of the Warrant will be delivered to the Holder as contemplated by Section 3.2.

4.   Extraordinary Events Regarding Common Stock. In the event that the Company shall (a) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect. The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 4. The number of shares of Common Stock that the holder of this Warrant shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive shall be increased to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 4) be issuable on such exercise by a fraction of which (a) the numerator is the Exercise Price that would otherwise (but for the provisions of this Section 4) be in effect, and (b) the denominator is the Exercise Price in effect on the date of such exercise.

5.   Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable on the exercise of the Warrant, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock (or Other Securities) issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock (or Other Securities) outstanding or deemed to be outstanding, and (c) the Exercise Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. The Company will forthwith mail a copy of each such certificate to the holder of the Warrant and any Warrant agent of the Company (appointed pursuant to Section 11 hereof).

6.   Reservation of Stock, Etc., Issuable on Exercise of Warrant. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrant, shares of Common Stock (or Other Securities) from time to time issuable on the exercise of the Warrant.

7.   Assignment; Exchange of Warrant. Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred by any registered holder hereof (a "Transferor") in whole or in part. On the surrender for exchange of this Warrant, with the Transferor's endorsement in the form of Exhibit B attached hereto (the "Transferor Endorsement Form") and together with evidence reasonably satisfactory to the Company demonstrating compliance with applicable securities laws, which shall include, without limitation, the provision of a legal opinion from the Transferor's counsel (at the Company’s expense) that such transfer is exempt from the registration requirements of applicable securities laws, and with payment by the Transferor of any applicable transfer taxes) will issue and deliver to or on the order of the Transferor thereof a new Warrant of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a "Transferee"), calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant so surrendered by the Transferor.

8.   Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

9.   Intentionally Omitted.

10.  Warrant Agent. The Company may, by written notice to each Holder of the Warrant, appoint an agent for the purpose of issuing Common Stock (or Other Securities) on the exercise of this Warrant pursuant to Section 1, exchanging this Warrant pursuant to Section 7, and replacing this Warrant pursuant to Section 8, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.

11.  Transfer on the Company's Books. Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

12.  Notices, Etc. All notices and other communications from the Company to the Holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company in writing by such Holder or, until any such Holder furnishes to the Company an address, then to, and at the address of, the last Holder of this Warrant who has so furnished an address to the Company.

13.  Voluntary Adjustment by the Company. The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

14.  Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be governed by and construed in accordance with the laws of State of Georgia without regard to principles of conflicts of laws. Any action brought concerning the transactions contemplated by this Warrant shall be brought only in the Georgia state courts located in DeKalb County, Georgia or in the United States District Court for the Northern District of Georgia. The individuals executing this Warrant on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Warrant is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Warrant. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof. The Company acknowledges that legal counsel participated in the preparation of this Warrant and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Warrant to favor any party against the other party.

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

Mitek Systems, Inc.

WITNESS:
By:
Name:
Title:

EXHIBIT A

FORM OF SUBSCRIPTION

(To Be Signed Only On Exercise Of Warrant)

TO:	Mitek Systems, Inc.

Attention: Chief Financial Officer

The undersigned, pursuant to the provisions set forth in the attached Warrant (No.____), hereby irrevocably elects to purchase (check applicable box):

________ shares of the Common Stock covered by such Warrant; or

the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in Section 2.

The undersigned herewith makes payment of the full Exercise Price for such shares at the price per share provided for in such Warrant, which is $___________. Such payment takes the form of (check applicable box or boxes):

$__________ in lawful money of the United States; and/or

the cancellation of such portion of the attached Warrant as is exercisable for a total of _______ shares of Common Stock (using a Fair Market Value of $_______ per share for purposes of this calculation); and/or the cancellation of such number of shares of Common Stock as is necessary, in accordance with the formula set forth in Section 2.2, to exercise this Warrant with respect to the maximum number of shares of Common Stock purchasable pursuant to the cashless exercise procedure set forth in Section 2.

The undersigned requests that the certificates for such shares be issued in the name of, and delivered to _________________________________________ whose address is ____________________________________________.

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Securities Act") or pursuant to an exemption from registration under the Securities Act.

Dated:
(Signature must conform to name of holder as specified on the face of the Warrant)

Address:

A-1

EXHIBIT B

FORM OF TRANSFEROR ENDORSEMENT

(To Be Signed Only On Transfer Of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto the person(s) named below under the heading "Transferees" the right represented by the within Warrant to purchase the percentage and number of shares of Common Stock of Mitek Systems, Inc. into which the within Warrant relates specified under the headings "Percentage Transferred" and "Number Transferred," respectively, opposite the name(s) of such person(s) and appoints each such person Attorney to transfer its respective right on the books of Mitek Systems, Inc. with full power of substitution in the premises.

Transferees	Address	Percentage Transferred	Number Transferred

Dated:
(Signature must conform to name of holder as specified on the face of the Warrant)

Address:

SIGNED IN THE PRESENCE OF:

(Name)
ACCEPTED AND AGREED:
[TRANSFEREE]

(Name)

B-1